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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒ Soliciting Material Pursuant to §240.14a-12

BEVERLY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter is being mailed no earlier than February 24, 2005 to holders of common stock of Beverly Enterprises, Inc. (“BEI”) as of February 7, 2005. The attachment referenced in the letter is identical to Exhibit C to the Form of Rights Agreement contained in Exhibit 4.1 to a Current Report on Form 8-K filed by BEI with the Securities and Exchange Commission on January 28, 2005.

Beverly Enterprises, Inc. One Thousand Beverly Way Fort Smith, AR 72919 479-201-2000

To Our Stockholders:

On January 25, 2005, the Board of Directors of Beverly Enterprises, Inc. (BEI) unanimously adopted a Share Purchase Rights Plan. Your Board considers the Rights Plan to be a valuable means of protecting the full value of your BEI investment without precluding a fair acquisition bid for the Company.

Most importantly, we want you, our stockholders, to understand that the Rights Plan is intended to protect you when BEI is confronted with unfair takeover tactics that may not be in your best interests. Unfortunately, recent events have raised the specter of just that reality.

Background of Adoption of Rights Plan

As you may know, BEI was recently approached on an unsolicited basis by a group including Appaloosa Management, Formation Capital and Franklin Mutual Advisors. This group sent the company two letters, one at the very end of December and the second in late January. The first letter contained a preliminary expression of interest in acquiring BEI and the second contained a substantially revised proposal that was received after our Board had met to discuss the first letter, thus, necessitating a new round of review.

Both of these letters professed a desire for a friendly transaction and specifically requested that BEI treat the group’s proposals with full confidentiality, a request that we honored. Understandably, we were disappointed by this group’s making public its interest in acquiring BEI in a filing with the SEC, without even waiting for a considered response from your Board.

We also found the circumstances behind the group’s conduct highly questionable, to say the least. The public filing was triggered by their quiet accumulation of more than 8% of our shares in the open market — to the probable disadvantage of the sellers of those shares. In fact, they knew that they would have to publicly disclose their intentions, even before sending us their second letter — which continued to express a desire to maintain the confidentiality of their letters.

A reasonable conclusion from this chain of events is that this group was deliberately withholding information about its massive stock purchases to take advantage of stockholders in the market. Viewed in this context, we believe our adoption of a Shareholder Rights Plan to protect our stockholders from the obvious threat of additional stock accumulations by the Appaloosa/Formation Capital group makes good sense.

About the Board Review Process

Consistent with its fiduciary obligations, your Board carefully reviewed the Appaloosa/Formation Capital group’s expressions of interest. As would be the case with any expression of interest, the Board conducted its review in the context of a company that has clearly hit its stride, has strong momentum behind its performance and whose future prospects are bright.

Your Board unanimously concluded that the Appaloosa/Formation Capital group’s proposals are not in the best interests of BEI or our stockholders and, on February 3, 2005, I sent the group a letter explaining our reasons. A copy of the letter is included in a press release we issued on February 3 and you can find it on www.beverlycorp.com under the tab “Corporate News” or as an exhibit to a Current Report on Form 8-K that we filed with the SEC on February 3.

Details of Rights Plan

The following are some of the highlights of the Rights Plan. More information is in the attached summary of the Rights Plan, and we urge you to read it carefully.

The Rights Plan assigns one Right to purchase one one-thousandth of a share of a newly created series of BEI Preferred Stock for each share of our common stock outstanding on February 7, 2005. Initially, the Rights will not be exercisable and will not trade separately from the common stock. Under certain circumstances, stockholders will be able to exercise their Rights if a person or group initiates an unsolicited takeover or change of control of the Company by acquiring at least 10% of our common stock other than through a transaction approved by our Board as being in the best interests of all stockholders. If the rights are triggered by a non-Board approved acquisition of 10% or more of our stock, all of our stockholders other than the acquirer would be able to purchase our common stock at a 50% discount.

The dividend, liquidation and voting rights, and the non-redemption feature, of the preferred stock are designed so that the value of a one one-thousandth interest in a share of new preferred stock will approximate the value of one share of our common stock. The Rights Plan will expire at the close of business on January 26, 2015.

No action by stockholders is required or permitted at this time, and no money should be sent to Beverly Enterprises, Inc. The Rights will automatically attach to the shares of common stock you hold and will trade with them. There is no need to send in your certificates to have this reference added.

Your Board and management are proud of our track record of positioning BEI for enhanced stockholder value. We share an overarching objective of continuing to build value for BEI’s stockholders, and we are convinced, in light of recent developments, that the Rights Plan will assist in that effort.

Sincerely,

/s/ William R. Floyd

William R. Floyd
Chairman, President and Chief Executive Officer

IMPORTANT INFORMATION

On February 18, 2005, Beverly Enterprises, Inc. (“BEI”) filed a preliminary proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies with respect to its 2005 annual meeting of stockholders. Prior to the annual meeting, BEI will furnish a definitive proxy statement to its stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents for free at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, any amendments and supplements to the proxy statement and other relevant documents by writing to Beverly Enterprises, Inc. at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.

INFORMATION REGARDING PARTICIPANTS

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies for BEI’s 2005 annual meeting of stockholders is contained in the preliminary proxy statement filed by BEI with the Securities and Exchange Commission on February 18, 2005.

FORWARD LOOKING STATEMENTS

The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by Appaloosa Management, LP, Franklin Mutual Advisors, LLC, Formation Capital, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.